Exhibit 99.1

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Results of Cash Tender Offer

for Any and All of its 12.875% Senior Notes Due 2018

FRANKLIN, Tenn. - September 21, 2015 - Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (the “Company”) today announced the results of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 12.875% Senior Notes due 2018 (CUSIP No. 00404AAC3) (the “Notes”), which expired as of 5:00 p.m., New York City time, on September 18, 2015 (the “Expiration Time”). Approximately $88.3 million aggregate principal amount of the Notes had been validly tendered and not validly withdrawn before the Expiration Time and accepted for payment, representing approximately 90.6% of the $97.5 million of Notes outstanding.

As previously announced, the purchase price in the Tender Offer for each $1,000 principal amount of Notes tendered and accepted for payment is $1,078. The Company will also pay accrued and unpaid interest on the Notes accepted for payment in the Tender Offer up to, but not including, September 21, 2015. The settlement date for the Notes tendered pursuant to the Tender Offer is expected to be September 21, 2015.

The Company also announced today that it delivered a notice to redeem all of the Notes that remain outstanding following the consummation of the Tender Offer on November 2, 2015 (the “Redemption Date”). The Company will redeem the outstanding Notes on the Redemption Date in accordance with their terms.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral health services. Acadia operates a network of 232 behavioral health facilities with more than 9,400 beds in 37 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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